EXHIBIT 10.22

Summary of Compensation Arrangements for Certain Named Executive Officers

Employment-at-Will for Barry W. Seneri

Mr. Seneri does not have a written employment agreement. As an at-will employee, Mr. Seneri is eligible to receive a discretionary bonus under the terms of our Executive Bonus Plan, as approved by the Board of Directors and he is entitled to participate in all employee fringe benefit plans offered to our salaried employees. Mr. Seneri also receives a company car as part of his compensation package, equivalent to approximately $7,000 per year. Mr. Seneri is entitled to participate in the Restricted Share Plan of Holdings and is expected to be awarded restricted shares pursuant to the terms of the Restricted Share Plan and his restricted share agreement. Mr. Seneri is entitled to reimbursement for all reasonable travel and other expenses incurred during the performance of his duties in accordance with our expense reimbursement policy. In the event of an involuntary termination, Mr. Seneri would be entitled to 26 weeks of base salary payments, which is the standard severance package, based on his time of service, available to all of our salaried employees. Mr. Seneri’s annual base salary is $243,240.

Employment-at-Will for R. Douglas Neely

Mr. Neely does not have a written employment agreement. As an at-will employee, Mr. Neely is eligible to receive a discretionary bonus under the terms of our Executive Bonus Plan, as approved by the Board of Directors and he is entitled to participate in all employee fringe benefit plans offered to our salaried employees. Mr. Neely also receives a company car as part of his compensation package, equivalent to approximately $7,000 per year. Mr. Neely is entitled to participate in the Restricted Share Plan of Holdings and is expected to be awarded restricted shares pursuant to the terms of the Restricted Share Plan and his restricted share agreement. Mr. Neely is entitled to reimbursement for all reasonable travel and other expenses incurred during the performance of his duties in accordance with our expense reimbursement policy. In the event of an involuntary termination, Mr. Neely would be entitled to 26 weeks of base salary payments, which is the standard severance package, based on his time of service, available to all of our salaried employees. Mr. Neely’s annual base salary is $216,312.

Employment-Agreement for Jose Antonio Hernandez Morales

Mr. Hernandez Morales has a written German based employment agreement. Per the terms of his employment agreement, Mr. Hernandez Morales is eligible to receive a discretionary bonus under the terms of our Executive Bonus Plan, as approved by the Board of Directors and he is entitled to participate in all employee fringe benefit plans offered to our management level German employees. Mr. Hernandez Morales also receives a company car as part of his compensation package, equivalent to approximately €12,000 per year. Mr. Hernandez Morales is entitled to participate in the Restricted Share Plan of Holdings and is expected to be awarded restricted shares pursuant to the terms of the Restricted Share Plan and his restricted share agreement. Mr. Hernandez Morales is entitled to reimbursement for all reasonable travel and other expenses incurred during the performance of his duties in accordance with our expense reimbursement policy. In the event of an involuntary termination, per the terms of his employment agreement Mr. Hernandez Morales would be entitled to a nine month’s notice period prior to termination. Mr. Hernandez Morales’ annual base salary is €236,000.